                                                                   Exhibit 10.72


                              EMPLOYMENT AGREEMENT

            AGREEMENT, dated as of August 26, 1997, by and between Video Services Corporation, a Delaware corporation (formerly known as International Post Limited), with its principal office at 545 Fifth Avenue, New York, New York 10017 (the "Company"), and Louis H. Siracusano, with an address at 13 Lexington Lane, Montvale, New Jersey 07645 (the "Employee").


                                  INTRODUCTION

            The parties hereto desire to provide for the employment of the Employee with the Company. In order to accomplish such purpose, and in consideration of the terms, covenants and conditions hereinafter set forth, the parties hereby enter into this employment agreement.


                                    ARTICLE I

                            EMPLOYMENT; TERM; DUTIES

            1.01 Employment. Upon the terms and conditions hereinafter set forth, the Company hereby employs the Employee, and the Employee hereby accepts employment, as President and Chief Executive Officer of the Company.

            1.02 Term. Unless sooner terminated as provided in Article IV hereof, the Employee's employment hereunder shall be for a term commencing on the date hereof and ending on the later of (i) the close of business on the fourth anniversary of the date hereof; or (ii) the date which is twenty-four months after either party hereto gives written notice to the other that it desires to terminate this Agreement. The actual term of employment hereunder, giving effect to any early termination of employment under Article IV hereof, is referred to as the "Term".

            1.03 Duties. During the Term, the Employee shall perform such executive duties for the Company and for its subsidiaries, consistent with his position hereunder, as may be assigned to him from time to time by the Board of Directors of the Company. The Employee shall perform his duties hereunder on a full time basis; provided, however, that he shall not be prohibited from engaging in: (i) the activities specified on Schedule B hereto; (ii) volunteer or charitable activities; or (iii) management or ownership of passive investments so long as they do not interfere with the foregoing obligations.

            1.04 Exclusive Agreement. The Employee represents and warrants to the Company that he is not a party to any agreement or arrangement, whether written or oral, in effect which would prevent the Employee from rendering service to the Company during the Term.


                                   ARTICLE II

                                  COMPENSATION

            2.01 Base Salary. For all services rendered by the Employee hereunder and all covenants and conditions undertaken by him pursuant to this Agreement, the Company shall pay the Employee an annual base salary ("Base Salary") during the Term or the Scheduled Term (as defined in Section 4.02), as the case may be, in equal bi-weekly installments, of $200,000 per year. The Base Salary payable to the Employee hereunder shall be reviewed annually, and may be increased but not decreased, by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"). In the event of any such increase, the salary so determined shall thereafter constitute the Base Salary. In addition, the Compensation Committee shall consider, on an annual basis, the payment of a discretionary bonus by the Company to the Employee, in addition to the Incentive Compensation referred to in Section 2.02 hereof.

            If the first or last month of the Term or the Scheduled Term, as the case may be, is not a full calendar month, then any calculation of Base Salary for such period shall be prorated for the number of days employed in such months.

            2.02 Incentive Compensation. The parties agree to the following incentive compensation arrangements ("Incentive Compensation") which shall apply during the Term.

      (A) Annual Bonus. For each fiscal year (or portion thereof) during the Term, the Employee shall be eligible to receive an annual bonus (the "Annual Bonus"), payable by the Company, of up to 40% of the Base Salary for such period (such bonus to be calculated as contemplated in the following table), 50% of which will be based upon achievement of certain Cash Flow (as defined herein) and 50% of which will be based upon the achievement of certain Net Income (as defined herein) (such criteria being hereinafter collectively referred to as the "Annual Targets"). The Annual Targets shall be agreed upon not less than 45 days prior to the beginning of each fiscal year, by the Employee and the Compensation Committee provided, however, that the Annual Targets for the period ending June 30, 1998, will be agreed upon within 45 days following the date hereof. The parties acknowledge that it is their intention that the Annual

Targets shall be set at levels that are reasonably achievable. In the event that the Company does not achieve an Annual Target in any period during the Term, the Compensation Committee may (but shall have no obligation to) award the Employee a bonus with respect to such period and, if the Compensation Committee does so, such bonus shall be in such amount as the Compensation Committee, in its sole, absolute and unrestricted discretion, shall determine.

      The Annual Bonus payable hereunder shall be payable in a single installment within 30 days following the date (the "Delivery Date") of delivery to the Board of Directors of the Company's audited financial statements for the period to which such Annual Bonus relates.

      Upon achievement of the percentage of any Annual Target specified below, the Employee shall be entitled to receive as an Annual Bonus an amount equal to the percentage, specified below, of his Base Salary (an aggregate of 40% of Base Salary if both such Targets are fully achieved at the Maximum Annual Percentage):

                    % of Annual                 % of Base Pay
                    Target Achieved             to be Paid
                    ---------------             -------------
                    Less than 90%                   -0-

                    90 to 94.9                       5

                    94.9+ to 99.9                   10

                    99.9+ to 109.9                  15

                    over 109.9 (the                 20
                    "Maximum Annual
                    Percentage")

      (B) Long-Term Bonus. For the period (the "Period") beginning on July 1, 1997 and ending on June 30, 2001, the Employee shall be eligible to receive a long-term bonus (the "Long-Term Bonus") payable by the Company, of up to 100% of the aggregate of his entire Base Salary during the initial four (4) year Term of this Agreement (the "Cumulative Base Salary") (such bonus to be calculated as contemplated in the following table), 75% of which will be based upon the achievement of certain cumulative Net Income for the Period and 25% of which will be based upon the achievement of certain cumulative Cash Flow for the Period (such criteria being hereinafter collectively referred to as the "Long-Term Targets"). The Long-Term Targets shall be agreed upon not less than 90 days following the date hereof. The parties acknowledge that it is their intention that the Long-Term Targets shall be set at levels that are reasonably achievable. In the event that the Company does not achieve a Long-Term Target during the Period, the Compensation Committee may (but shall have no obligation to) award the Employee a bonus with respect to such period and, if the Compensation Committee does so, such bonus shall be in such amount as the Compensation Committee, in its sole, absolute and unrestricted discretion, shall determine.

      The Long-Term Bonus payable hereunder shall be payable in a single installment within 30 days following the Delivery Date of the Company's audited financial statements for the period ended June 30, 2001.

      Any Long-Term Bonus otherwise payable hereunder shall be reduced by amounts previously paid as Annual Bonus hereunder.

      Upon the achievement of the percentage of any Long-Term Target specified below during the Period, the Employee shall be entitled to receive a Long-Term Bonus equal to the percentage specified below, of his Cumulative Base Salary (an aggregate of 100% of Cumulative Base Salary if both such Long-Term Targets are fully achieved at the Maximum Long-Term Percentage):

                    % of Long-Term              % of Cumulative Base
                    Target Cumulative           Salary for the
                    Net Income Achieved         Period to be Paid
                    -------------------         --------------------
                    Less than 90%                     0%

                    90+ to 99.9                       37.5

                    99.9+ to 109.9                    56.25

                    over 109.9 (the                   75
                    "Maximum Long-
                    Term Percentage")

                    % of Long-Term              % of Cumulative
                    Target Cumulative           Base Salary for the
                    Cash Flow Achieved          period to be Paid
                    ------------------          -------------------
                    Less than 90%                     0%

                    90+ to 99.9                       12.5

                    99.9+ to 109.9                    18.75

                    over 109.9 (the                   25
                    "Maximum Long-
                    Term Percentage")

      (C) Adjustments. If the Company should engage in any acquisition, disposition or other extraordinary transaction during the Term, the applicable Targets and Long-Term Targets shall be appropriately and equitably adjusted, such adjustments to be reflected in a writing signed by the Employee and the Company prior to the occurrence of such event.

      (D) Definitions. The following terms shall have the meanings set forth below:

            "Cash Flow" shall mean, with respect to any period, the sum of

            (i)   the Company's consolidated Net Income, plus;

            (ii) the Company's consolidated depreciation, amortization and other non-cash charges for such period or periods, plus;

            (iii) any taxes accrued but not paid by the Company for or in respect of such period to the extent included in the calculation of Net Income, plus;

            (iv) decreases in working capital for the Company for such period or periods, less;

            (v) the Company's or its subsidiaries' Capital Expenditures for such period or periods (but only to the extent of scheduled payments maturing and required to be paid during the applicable period), less;

            (vi) increases in consolidated working capital for the Company during such period, and less;

            (vii) repayments by the Company or its subsidiaries of principal under all Indebtedness (but only to the extent of scheduled payments required to be made during the applicable period), all as determined in accordance with generally accepted accounting principles ("GAAP").

            "Capital Expenditures" shall mean all payments for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and which are required to be capitalized under GAAP, including, without limitation, payments under capital leases.

            "Indebtedness" shall mean indebtedness of the Company or its subsidiaries for borrowed money.

            "Net Income" shall mean, for any period, an amount equal to the net income of the Company and its subsidiaries determined on a consolidated basis in accordance with GAAP for such period.

            2.03 Deductions. The Company shall deduct from the compensation described in Sections 2.01 and 2.02 any Federal, state or city withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any Federal, state or city laws, rules or regulations.

            2.04 Disability Adjustments. Any compensation otherwise payable to the Employee pursuant to Section 2.01 in respect of any period during which the Employee is disabled (as contemplated in Section 4.03) shall be reduced by any amounts paid to the Employee for loss of earnings or the like under any insurance plan or policy the premiums for which are paid for in their entirety by the Company.


                                   ARTICLE III

                               BENEFITS; EXPENSES

            3.01 Benefits. During the Term, the Employee shall be entitled to participate in and receive such benefits, services, equipment, compensation and incentive plans and group life, health, accident, disability and hospitalization insurance plans, pension plans and retirement plans as the Company may make available to its executive employees. In addition, the Employee shall be entitled to participate in, and the Company shall continue to maintain and pay for at its expense, upon the same terms, the life insurance policies specified on Schedule A attached hereto and the disability insurance policies currently provided to him by Video Services Corporation.

            3.02 Expenses. The Company agrees that the Employee is authorized to incur reasonable expenses in the performance of his duties hereunder, and upon presentation of a reasonably itemized account thereof, the Company shall promptly pay or reimburse the Employee for such reasonable expenses so incurred by the Employee.

            3.03 Vacations. During each full year of the Term, the Employee shall be entitled to four (4) weeks of paid vacation to be taken at times determined by the Employee which do not unreasonably interfere with the performance of his duties hereunder, provided, that any such vacation time not taken during any year shall be forfeited and that no single vacation shall exceed two (2) consecutive weeks.

            3.04 Domicile. During the Term, the Employee (except for reasonable business travel required by the Company) shall conduct his activities hereunder at a Company office located in the New York metropolitan area.

                                   ARTICLE IV

                         TERMINATION; DEATH; DISABILITY

            4.01 Termination of Employment With Cause. In addition to any other remedies available to it at law, in equity or as set forth in this Agreement, the Company shall have the right, upon written notice to the Employee, to immediately terminate his employment hereunder if the Employee (a) breaches in any material respect any material provision of this Agreement and such breach is not remedied within thirty (30) days after written notice thereof from the Board of Directors of the Company setting forth in reasonable detail the matters constituting such breach; or (b) willfully fails or refuses in any material respect to perform such duties as may be reasonably assigned to him, consistent with his title and general areas of responsibility, from time to time by the Board of Directors of the Company and fails to cure such failure or refusal within thirty (30) days after receipt of notice from the Board of Directors of the Company stating with specificity the nature of such failure or refusal; or
(c) has been convicted of a felony; or (d) has committed any act of fraud, misappropriation of funds or embezzlement in connection with his employment hereunder ((a) through (d) above to mean "Cause", and termination as a result of (a) through (d) above to mean "Termination With Cause"). The date of any termination of employment under this Section 4.01 or under Section 4.02, 4.03 or 4.04 is referred to herein as the "Termination Date". In the event of a Termination With Cause, the Company shall pay the Employee as follows:

                  (a) within ten (10) days following the Termination Date, any accrued but unpaid Base Salary as of the Termination Date;

                  (b) within ten (10) days following the Termination Date, the Employee's Base Salary on a daily basis (computed on a 365-day year) in effect on the Termination Date, multiplied by the number of accrued and unused vacation days at the Termination Date;

                  (c) within ten (10) days following the Termination Date, any accrued but unpaid expenses incurred by the Employee as of the Termination Date in accordance with Section 3.02 hereof;

                  (d) within ten (10) days following the Termination Date, any accrued and unpaid benefits to which the Employee may be entitled pursuant to
Section 3.01 hereof;

                  (e) within ten (10) days after the date of the Company's receipt of its year end financial statements for the year in which the Termination Date occurs, an amount equal to (x) the amount of Incentive Compensation, if any, that would have been payable to the Employee with respect to the fiscal year during which the Termination Date occurred had the Termination Date not occurred multiplied by (y) a fraction, the numerator of which is the number of days in such fiscal year which expired prior to the Termination Date and the denominator of which is 365;

                  (f) within ten (10) days following the Termination Date, any other accrued and unpaid compensation payable to the Employee as of the Termination Date, the amount of which has already been calculated as of the Termination Date in accordance with the terms hereof; and

                  (g) within ten (10) days following the date after the Termination Date as of which it is calculated in accordance with the terms hereof, any other accrued and unpaid compensation payable to the Employee as of the Termination Date.

            4.02 Termination of Employment Without Cause. Notwithstanding any provision to the contrary herein, the Company may at any time upon written notice to the Employee, in its sole and absolute discretion and for any or no reason, terminate the employment of the Employee hereunder without Cause; provided, that if such termination is not a Termination With Cause, the Company shall pay the Employee as follows:

                  (a) within ten (10) days following the Termination Date, any accrued but unpaid Base Salary as of the Termination Date;

                  (b) the Employee's Base Salary until the end of the Scheduled Term (as hereinafter defined) as and when such Base Salary would have been paid had the termination of employment not taken place;

                  (c) the Employee's Incentive Compensation until the end of the Scheduled Term (if any would have been due and payable to him under Section 2.02), as and when such Incentive Compensation would have been paid had the termination of employment not taken place;

                  (d) within ten (10) days following the Termination Date, a cash payment equal to the Employee's Base Salary on a daily basis (computed on a 365-day year) in effect on the Termination Date, multiplied by the number of accrued and unused vacation days at the Termination Date;

                  (e) within ten (10) days following the Termination Date, any accrued but unpaid expenses incurred by the Employee as of the Termination Date in accordance with Section 3.02 hereof;

                  (f) within ten (10) days following the Termination Date, any accrued and unpaid benefits to which the Employee may be entitled pursuant to
Section 3.01 hereof;

                  (g) within ten (10) days following the Termination Date, any other accrued and unpaid compensation payable to the Employee as of the Termination Date, the amount of which has already been calculated as of the Termination Date in accordance with the terms hereof; and

                  (h) within ten (10) days following the date after the Termination Date as of which it is calculated in accordance with the terms hereof, any other accrued and unpaid compensation payable to the Employee as of the Termination Date.

            For purposes of this Agreement, "Scheduled Term" shall mean (x) if the employment of the Employee is terminated under any provision of Article IV (other than Section 4.01) prior to the close of business on the fourth anniversary of the date hereof, the period ending at the close of business on the fourth anniversary of the date hereof and (y) if the employment of the Employee is terminated under any provision of Article IV (other than Section 4.01) upon or after the close of business on the fourth anniversary of the date hereof, the period ending at the close of business on the date which is twenty-four (24) months after the date on which the employment of the Employee is so terminated.

            In the event that the Employee terminates his employment following an uncured material breach of this Agreement by the Company, then such termination by the Employee shall be deemed for all purposes (including, without limitation, the Plan) to be a termination by the Company of the employment of the Employee hereunder without Cause pursuant to this Section 4.02. The Company shall have thirty (30) days following written notice by the Employee to the Company of such breach, setting forth in reasonable detail the matters constituting such breach, to cure such breach.

            The Employee acknowledges that the payments referred to in Section
4.01 and this Section 4.02 constitute the only payments which the Employee shall be entitled to receive from the Company under this Agreement in the event of any termination of his employment pursuant to Section 4.01 and this Section 4.02, and that except for such payments the Company shall have no further liability or obligation to him under this Agreement.

            4.03 Death; Disability. The Employee's employment hereunder shall terminate upon his death or, at the election of the Company by written notice to the Employee, if the Employee becomes Disabled (as such term is hereinafter defined). In the event of a termination of the Employee's employment for death or Disability, the Company shall pay the Employee (or his legal representatives, as the case may be), as follows:

                  (a) within ten (10) days following death or such notice, any accrued but unpaid Base Salary as of the Termination Date;

                  (b) the Employee's Base Salary until the expiration of 12 months from the date of death or termination for Disability (the "Extension Period"), such Base Salary to be paid as and when such Base Salary would have been paid had the employment of the Employee continued through the Extension Period;

                  (c) within ten (10) days after the next Financial Statement Receipt Date to occur, an amount equal to (x) the amount of Incentive Compensation, if any, that would have been payable to the Employee with respect to the fiscal year during which the Termination Date occurred had the Termination Date not occurred multiplied by (y) a fraction, the numerator of which is the number of days in such fiscal year which expired prior to the Termination Date and the denominator of which is 365;

                  (d) within ten (10) days following the Termination Date, a cash payment equal to the Employee's Base Salary on a daily basis (computed on a 365-day year) in effect on the Termination Date, multiplied by the number of accrued and unused vacation days at the Termination Date;

                  (e) within ten (10) days following the Termination Date, any accrued but unpaid expenses incurred by the Employee as of the Termination Date in accordance with Section 3.02 hereof;

                  (f) within ten (10) days following the Termination Date, any accrued and unpaid benefits to which the Employee may be entitled pursuant to
Section 3.01 hereof;

                  (g) within ten (10) days following the Termination Date, any other accrued and unpaid compensation payable to the Employee as of the Termination Date, the amount of which has already been calculated as of the Termination Date in accordance with the terms hereof; and

                  (h) within ten (10) days following the date after the Termination Date as of which it is calculated in accordance with the terms hereof, any other accrued and unpaid compensation payable to the Employee as of the Termination Date.

            For the purposes of this Agreement, the Employee shall be deemed to be "Disabled" or have a "Disability" if as a result of the occurrence of mental or physical disability during the Term he has been unable to perform his duties hereunder for three (3) consecutive months or ninety (90) days in any twelve
(12) consecutive month period, as determined in good faith by the Board of Directors of the Company.

            The Employee acknowledges that the payments referred to in this
Section 4.03 constitute the only payments to which the Employee (or his legal representatives, as the case may be) shall be entitled to receive from the Company under this Agreement in the event of a termination of his employment for death or Disability, and that except for such payments the Company shall have no further liability or obligation to him (or his legal representatives, as the case may be) under this Agreement.

            4.04 Change of Control. The Employee may, at any time during the six
(6) month period following a Change of Control (as defined in the International Post Limited 1993 Long Term Incentive Plan), by delivery of written notice to the Company, terminate his employment hereunder in the event that during such period the compensation, benefits, authority, responsibilities, privileges, duties and/or status or title of the Employee are materially diminished (individually or in the aggregate). Any such permitted termination by the Employee shall be deemed to constitute a termination without Cause by the Company under Section 4.02 hereof for all purposes.

                                    ARTICLE V

                   INVENTIONS; NON-DISCLOSURE; NON-COMPETITION

            5.01 Inventions. All processes, technologies and inventions (collectively, "Inventions"), including new contributions, improvements, discoveries, trademarks and trade names, conceived, developed, invented, made or found by the Employee, alone or with others, during his employment by the Company or within six months after the termination thereof, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company's time or with the use of the Company's facilities or materials and which relate to the postproduction business, shall be the property of the Company and shall be promptly and fully disclosed by the Employee to the Company. The Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to vest title to any such Invention in the Company and to enable the Company, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

            5.02 Non-Disclosure. The Employee shall not, at any time during the Term or thereafter, directly or indirectly, disclose or furnish to any other person, firm or corporation except in the course of the proper performance of his duties hereunder (a) any information relating to any process, technique or procedure used by the Company; or (b) any information relating to the operations or financial status of the Company (including, without limitation, all financial data), which information is not specifically a matter of public record; or (c) any information of a confidential nature obtained as a result of his present or future relationship with the Company, which information is not specifically a matter of public record; or (d) the name, address or other information relating to any customer or supplier of the Company; or (e) any other trade secrets of the Company, except that the Employee shall not be liable under the terms of this Section
5.02 for disclosing or furnishing any of the foregoing which (1) are or become generally available to the public other than as a result of a disclosure in violation of this Agreement, or (2) are generally known in any industry in which the Company is or may become involved or (3) is required to be disclosed by the Employee pursuant to law or the order of a court of competent jurisdiction, or other legal process or authority, it being understood, however, that the Employee will provide the Company with prompt notice of the requirement for such disclosure as soon as practical after the Employee is notified thereof and prior to its disclosure thereof so as to enable the Company to challenge the order compelling such disclosure if the Company so desires. Promptly upon the expiration or termination of the Employee's employment hereunder for any reason, the Employee shall surrender to the Company all documents, drawings, work papers, lists, memoranda, records and other data (including all copies) constituting or pertaining in any way to any of the foregoing information.

            5.03 Non-Competition. The Employee agrees that during the Non-Competition Term (as hereinafter defined) he will not in any manner, directly or indirectly, except where specifically contemplated by the terms of his employment or this Employment Agreement, (a) be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any Competing Entity which conducts its business within the Territory (as the terms Competing Entity and Territory are hereinafter defined); provided, however, that notwithstanding the foregoing, the Employee may make solely passive investments in any Competing Entity the common stock of which is "publicly held" and of which the Employee shall not own or control, directly or indirectly, in the aggregate securities which constitute 5% or more of the voting rights or equity ownership of such Competing Entity; or
(b) solicit or divert any business or any customer from the Company or assist any person, firm or corporation in doing so or attempting to do so; or (c) cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or assist any person, firm or corporation in doing so; or (d) hire or seek to hire any person who at the time so hired, or within 12 months prior to such date, was an employee of the Company on the date hereof or during such Non-Competition Term or assist any person, firm or corporation in doing so or attempting to do so; provided, however, the foregoing shall not prohibit the Employee from engaging in the activities and investments set forth on Schedule B hereto both during and after the Term.

            For purposes of this Section 5.03, (i) the term "Non-Competition Term" shall mean (x) the Term of this Agreement plus two (2) years, in the event of a termination of employment pursuant to Section 4.01 and (y) the Scheduled Term (as long as the Company is in compliance with its obligations under Article
IV), in the event of a termination of employment pursuant to any provision of
Article IV other than Section 4.01; (ii) the term "Competing Entity" shall mean any entity which presently or hereafter during the Non-Competition Term engages in any business activity in which the Company or its successor is engaged during the Non-Competition Term; and (iii) the term "Territory" shall mean any greater metropolitan area in which the Company is engaged in business while the Employee is employed by the Company or within six months of the Termination Date.

            5.04 Breach of Provisions. In the event that the Employee shall breach any of the provisions of this Article V, or in the event that any such breach is threatened by the Employee, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Article V. The Employee acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, the Employee shall not use as a defense thereto that there is an adequate remedy at law.

            5.05 Reasonable Restrictions. The parties acknowledge that (a) the agreements in this Article V are essential to protect the business and goodwill of the Company, and (b) the foregoing restrictions are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

            5.06 Definitions. For purposes of this Agreement, the term "Company" shall be deemed to include any subsidiary of the Company.

                                   ARTICLE VI

                                 MISCELLANEOUS

            6.01 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees and successors; provided, that the rights and obligations of the Employee under this Agreement shall not be assignable by him.

            6.02 Notices. All notices and other communications hereunder and all legal process in regard hereto shall be validly given, made or served if in writing, when delivered personally (by courier service or otherwise), or when actually received when mailed by first-class certified or registered United States mail, postage-prepaid and return receipt requested, to the address of the party to receive such notice or other communication set forth below, or at such other address as any party hereto may from time to time advise the other party pursuant to this Section:

            If to the Company:

                  Video Services Corporation
                  545 Fifth Avenue
                  New York, New York  10017

                  Attention:  Chairman of the Board of Directors

            If to the Employee:

                  Louis H. Siracusano
                  13 Lexington Lane
                  Montvale, New Jersey  07645

            6.03 Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

            6.04 Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid, unless in writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

            6.05 Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and the Employee, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. No representation, warranty, undertaking or covenant is made by either party hereto except as provided herein and any representations, warranties, undertakings or covenants not set forth herein are specifically disclaimed. This Agreement does not constitute a commitment of the Company with regard to the Employee's employment, express or implied, other than to the extent expressly provided for herein.

            6.06 Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

            6.07 Authority. The parties each represent and warrant that they have the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

            6.08 Titles. The titles of the Articles and Sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

            6.09 Applicable Law. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to principles relating to conflicts of law.

            6.10 Directors' and Officers' Liability Coverage. The Company will provide the Employee with appropriate directors and officers liability insurance coverage throughout the Term. The Employee shall be entitled to indemnification and advance of expenses by the Company to the fullest extent available under Delaware law.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              VIDEO SERVICES CORPORATION



                              By: /s/ Christopher Modrinski
                                  Name:
                                  Title:




                              /s/ Louis H. Siracusano
                              Louis H. Siracusano

                                   SCHEDULE A

                             LIFE INSURANCE POLICIES


            Policy Number <F1>                  Issue Date
            --------------                      ----------
            5390709                             10/18/75
            6099251                             09/13/79
            6197003                             04/01/80
            6256020                             08/12/80
            6433902                             07/27/81
            7216209                             10/14/86
            8602222                             11/12/90
            9754354                             07/12/94

<F1> All of the above life insurance policies are with Massachusetts Mutual Life
Insurance Company.

                                  SCHEDULE B


      The direct or indirect ownership and disposition of investments in, and the exercise, as a stockholder, of the rights of a stockholder with respect to:
Cassette Dub, Inc., a New Jersey corporation, VSC Post Production, Inc., a New York corporation, Martin Audio/Video Corporation, a Delaware corporation, Nova Manufacturing, Inc., a New Jersey corporation, Video Dub, Inc., a New Jersey corporation, Videotape Distributors, Inc., a New Jersey corporation, VSC Communications, Inc., a New Jersey corporation and E-Magine, a New York limited liability company.